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                     NONEMPLOYEE DIRECTOR COMPENSATION PLAN

                                       OF

                      THE PHOENIX RESOURCE COMPANIES, INC.


1.       PURPOSES OF THIS PLAN.

         The purposes of the Nonemployee Director Compensation Plan (the "Plan") of The Phoenix Resource Companies, Inc., a Delaware corporation (the "Company"), are to provide an incentive for directors of the Company, who are not employees of the Company ("Eligible Directors"), to remain in the service of the Company, to extend to them the opportunity to acquire a proprietary interest in the Company so that they will apply their best efforts in the development and financial success of the Company, and to aid the Company in attracting able persons to enter the service of the Company.

2.       ADMINISTRATION OF THIS PLAN.

         This Plan shall be administered by a Committee (herein so called) of the Board of Directors of the Company, consisting of all of the directors of the Company, except that any director who is eligible to participate in the Employee Stock Option Plan of the Company shall not be a member of the Committee nor participate in the administration of this Plan.

         The Chairman of the Committee shall be the Chairman of the Board of the Company, if the Chairman of the Board of the Company is an Eligible Director. If the Chairman of the Board of the Company is not an Eligible Director, then the Committee may elect one of its members as its Chairman. The Committee shall hold its meetings at such times and places as it may determine. All decisions and determinations of the Committee shall be made by the majority vote or decision of all of its members present at a meeting; provided, however, that any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held. The Committee may make any rules and regulations for the conduct of its business that are not inconsistent with the provisions hereof and with the bylaws of the Company as it may deem advisable.

         Subject to the express provisions hereof, the Committee shall have the authority, in its sole and absolute discretion, (a) to adopt, amend, and rescind administrative and interpretive rules and regulations relating to this Plan; (b) to construe the terms and provisions of this Plan and any agreements entered into between the Company and any Eligible Director relating to this Plan; and (c) to make all other determinations and perform all other acts necessary or advisable for administering this Plan, including the delegation of such ministerial acts and responsibilities as the Committee deems
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appropriate.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any agreement entered into between the Company and any Eligible Director relating to this Plan in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency. The Committee shall have full discretion to make all determinations on the matters referred to in this Section; such determinations shall be final, binding and conclusive.

3.       QUARTERLY PAYMENTS.

         Each Eligible Director will receive a cash quarterly payment of $5,000, payable on the last day of each calendar quarter (pro rated for partial periods in which such person was an Eligible Director). The Chairman of the Board of Directors of the Company will receive an additional quarterly payment of $5,000, payable on the last day of each calendar quarter (pro rated for partial periods in which such person was Chairman of the Board of Directors of the Company).

4.       MEETING FEES.

         Each Eligible Director will receive a fee of $1,000 for each meeting of the Board of Directors or any committee of the Board of Directors that such Eligible Director either personally attends or attends by conference telephone. Such meeting fee will be payable at the meeting or, in the case of attendance by conference telephone, promptly after the meeting. In addition, each Eligible Director shall be reimbursed for all reasonable expenses incurred by the Eligible Director in traveling to and from such meeting. Payment of such expenses shall occur promptly after the Eligible Director submits an expense report to the Company in accordance with the Company's expense reimbursement
policies.   Because of the extensive time and travel required by any Eligible
Director that resides outside North America, each such Eligible Director who personally attends a meeting in North America shall also receive a supplementary meeting fee of an additional $1,000, payable at such meeting.

5.       STOCK GRANT.

         Each Eligible Director shall be entitled to receive, within 20 days after the occurrence of a Qualifying Event (as hereinafter defined) affecting such Eligible Director, a stock certificate representing the number of shares of common stock, $.01 par value, of the Company ("Common Stock") calculated in accordance with the terms of this Plan. Upon the occurrence of a Qualifying Event affecting an Eligible Director, the Company shall deliver to such Eligible Director a stock certificate representing a number of shares of Common Stock (rounded to the nearest whole share) equal to 1,500 times each year (pro rated for partial years) that such individual was an Eligible Director during the period from May 11, 1993 to the earlier of (a) the date of such Qualifying Event or (b) the date that the Plan is terminated. Notwithstanding the foregoing, in the event of a Change of Control (as hereinafter defined) such period





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shall be extended to the date that the Eligible Director's then current full term as a director would have expired. Shares of Common Stock granted hereunder may be unissued or reacquired shares of Common Stock, as the Company may, in its sole and absolute discretion, from time to time determine.

         Until such certificate is issued by the Company, the Eligible Director shall not have any rights as a stockholder of the Company with respect to such shares, including the right to vote such shares or the right to receive any dividends with respect thereto. In the event of the death of such Eligible Director, the stock certificate shall be issued to the Eligible Director's designated beneficiary. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued, except as specifically provided in Section 9. Shares of Common Stock granted pursuant to this Plan shall be held by the Eligible Director for a period of six months from the date of grant.

         For purposes of this Plan, the term "Qualifying Event" shall mean with respect to any Eligible Director, (a) the date that the Eligible Director is no longer a director of the Company for any reason, other than the removal of such Eligible Director by the stockholders of the Company for cause, (b) the date that such Eligible Director becomes an employee of the Company or any of its subsidiaries, (c) the date of such Eligible Director's death or Disability (as hereinafter defined), or (d) the date that a Change of Control (as hereinafter defined) occurs. Notwithstanding anything in this Plan to the contrary, an Eligible Director shall not be entitled to receive any shares of Common Stock or alternative cash payment pursuant to the terms of this Plan in the event that such Eligible Director is removed as a director of the Company for cause.

         For purposes of this Plan, the term "Disability" shall mean the inability of the Eligible Director for a period of six months, or the expected inability of the Eligible Director for a period of six months, substantially to perform his duties as a member of the Board of Directors of the Company.

         For purposes of this Plan, a "Change of Control" shall occur when:

         (a) any "person" including a "group" as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing at least 35% of the combined voting power of the then outstanding securities of the Company;

         (b) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a "Transaction"), the persons who were Directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor to the Company;





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         (c)     the Company is merged or consolidated with another corporation and as a result of such merger or consolidation a majority of the outstanding voting securities of the surviving or resulting corporation shall no longer be owned in the aggregate by the stockholders of the Company immediately preceding such Transaction; or

         (d) the Company transfers substantially all of its assets to another corporation that is not an affiliate of the Company.

6.       CASH PAYMENT ALTERNATIVE.

         Notwithstanding anything in this Plan to the contrary, the Company, at its sole and exclusive option, may elect, in whole or in part, to pay an Eligible Director who is otherwise entitled to receive a stock certificate representing shares of Common Stock, the Fair Market Value (as hereinafter defined) of the shares of Common Stock on the date of the applicable Qualifying Event in lieu of issuing such shares.

         For purposes of this Plan, the term "Fair Market Value" shall mean:

         (a) If shares of Common Stock of the same class are listed or admitted to unlisted trading privileges on any national or regional securities exchange on the date of the applicable Qualifying Event, the last reported sale price on such exchange on the last business day prior to the date in question; or

         (b) If shares of Common Stock of the same class shall not be listed or admitted to unlisted trading privileges on any national or regional securities exchange and sales prices therefor in the over-the-counter market shall be reported on the NASDAQ National Market System on the date of the applicable Qualifying Event, the last reported sale price so reported on the last business day prior to the date in question; or

         (c) If shares of Common Stock of the same class shall not be listed or admitted to unlisted trading privileges on any national or regional securities exchange or on the NASDAQ National Market System, and bid and asked prices therefor in the over-the-counter market shall be reported by NASDAQ on the date of the applicable Qualifying Event, the average of the closing bid and asked prices on the last business day prior to the date in question; and

         (d) If shares of Common Stock of the same class are not listed or admitted to unlisted trading privileges as provided above and sales prices or bid and asked prices therefor shall not be reported by NASDAQ as provided above on the date of the applicable Qualifying Event, the value shall be determined in good faith by the Board of Directors.

7.       TAXES.

         The Company may, in its discretion, require an Eligible Director to pay to the Company prior to the delivery of the stock certificate representing the shares of





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Common Stock the amount that the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred in connection with the issuance of such stock certificate. In the event that the Company elects to make a cash payment pursuant to the provisions of Section 6, the Company may, in its discretion, reduce the amount of such payment by the amount that the Company deems necessary to satisfy its obligation to withhold federal, state or local income or other taxes incurred in connection with such payment.

8.       COMPLIANCE WITH LAWS.

         Nothing in this Plan shall require the Company to issue any shares of Common Stock if such issuance would, in the opinion of counsel for the Company, constitute a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable statute or regulation, as then in effect. As a condition precedent to the issuance of such shares, the Company may require from the Eligible Director (or in the event of his death, his legal representatives, heirs, legatees, or distributees) such written representations concerning his intentions with regard to the retention or disposition of the shares of Common Stock to be issued by the Company and such written covenants and agreements, if any, as to the manner of disposal of such shares as, in the opinion of counsel to the Company, may be necessary to ensure that any disposition by such Eligible Director (or in the event of his death, his legal representatives, heirs, legatees, or distributees), will not involve a violation of the Securities Act of 1933, as amended, or any similar or superseding statute or statutes, or any other applicable state or federal statute or regulation, as then in effect. Certificates for shares of Common Stock, when issued, may have the following or similar legend, or statements of other applicable restrictions, endorsed thereon, and may not be immediately transferable:

         "The shares of Common Stock evidenced by this certificate have been issued to the registered owner in reliance upon written representations that these shares have been purchased for investment. These shares have not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws, in reliance upon an exception from registration.
Without such registration, these shares may not be sold, transferred, assigned or otherwise disposed of unless, in the opinion of the Company and its legal counsel, such sale, transfer, assignment or disposition will not be in violation of the Securities Act of 1933, as amended, applicable rules and regulations of the Securities and Exchange Commission, and any applicable state securities laws."

9.       ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

         The existence of this Plan shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds,





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debentures, preferred or prior preference stocks ahead of or affecting the
Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         The shares of Common Stock issuable pursuant to this Plan are shares of Common Stock of the Company as presently constituted. If, and whenever, prior to the delivery by the Company of the shares of Common Stock to an Eligible Director, the Company shall effect a subdivision or combination of shares or other capital readjustment, the payment of a stock dividend, a stock split, combination of shares or recapitalization or other increase or reduction in the number of shares of Common Stock outstanding without receiving compensation therefor in money, services, or property, the number and class of shares issuable pursuant to this Plan shall be automatically adjusted to accurately and equitably reflect the effect thereon of such change (provided, however, that any fractional share resulting from such adjustment may be eliminated).

         Except as expressly provided herein, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustments by reason thereof shall be made with respect to, the number of shares of Common Stock issuable hereunder.

         In the event of a dispute concerning such adjustment, the Committee shall have full discretion to determine the resolution of the dispute. Such determination shall be final, binding and conclusive.

10.      DURATION OF PLAN.

         This Plan is effective as of September 29, 1995, subject to the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present, or represented, and entitled to vote at a meeting duly held in accordance with the laws of the State of Delaware, and shall terminate on such date as may be determined by the affirmative vote of the Board of
Directors of the Company.   Upon termination of this Plan, an Eligible Director
shall remain entitled to receive, upon the occurrence of a Qualifying Event, the number shares of Common Stock calculated in accordance with the provisions of Section 5.

11.      AMENDMENT OF PLAN.

         The Board of Directors may at any time terminate or from time to time amend or suspend this Plan;provided, however, that no such amendment shall, without approval of the stockholders of the Company, except as provided in
Section 9, (a)





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materially increase the benefits accruing to participants under this Plan; (b)
materially increase the number of shares of Common Stock or other securities that may be issued under this Plan; or (c) materially modify the requirements as to eligibility for participation in this Plan. No amendment, suspension or termination shall, without an Eligible Director's consent, alter or impair any of the rights or obligations under this Plan accrued as of the date of such amendment, suspension or termination. In addition, the provisions of Sections 5 and 6 may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act or the rules promulgated thereunder.

12.      GENERAL.

         12.1 Right of the Company and Affiliates to Terminate Employment. Nothing contained in this Plan shall confer upon any Eligible Director the right to continue as a director of the Company or the right to be nominated for election as a director of the Company, or interfere in any way with the rights of the Company or its stockholders to remove the Eligible Director as a director of the Company.

         12.2 No Liability for Good Faith Determinations. Neither the members of the Board of Directors nor any member of the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Plan, and members of the Board of Directors and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys' fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company, and amounts paid in satisfaction of a judgment, except a judgment based on a finding of bad faith) arising therefrom to the full extent permitted by law and under any directors and officers liability or similar insurance coverage that may from time to time be in effect.

         12.3 Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Common Stock to an Eligible Director, or to his legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Committee may require any Eligible Director, legal representative, heir, legatee, or distributee, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

         12.4 No Guarantee of Interests. Neither the Committee nor the Company guarantees the Common Stock of the Company from loss or depreciation.

         12.5 Payment of Expenses. All expenses incident to the administration, termination, or protection of this Plan, including, but not limited to, legal and accounting fees, shall be paid by the Company; provided, however, the Company may recover any and all damages, fees, expenses, and/or costs arising out of any actions





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taken by the Company to enforce its rights hereunder.

         12.6 Severability. If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein.

         12.7 Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail or by a nationally recognized courier service. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, if mailed, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has previously specified by written notice delivered in accordance herewith or, if by courier, 24 hours after it is sent, by priority service, addressed as described in this Section. The Company or an Eligible Director may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

         12.8 Assignment and Successors. The rights of an Eligible Director or any other person to the issuance of Common Stock or cash in lieu thereof shall not be assigned, transferred, pledged or encumbered, except by will, by the laws of descent and distribution or by designation of a beneficiary to apply in the event of death of an Eligible Director. This Plan shall be binding upon each Eligible Director, his legal representatives, heirs, legatees and distributees upon the Company, its successors, and assigns, and upon the Committee, and its successors.

         12.9 Headings. The titles and headings of sections and paragraphs are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

         12.10 Governing Law. All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the State of Oklahoma, except to the extent Oklahoma law is preempted by federal law.

         12.11 Word Usage. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Plan dictates, the plural shall be read as the singular and the singular as the plural.





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         IN WITNESS WHEREOF, The Phoenix Resource Companies, Inc., acting by and through its officer hereunto duly authorized, has executed this Plan as of the 29th day of September, 1995.


                                        THE PHOENIX RESOURCE COMPANIES, INC.

                                        By:    /s/ Joseph A. Pardo
                                           ---------------------------------
                                           Joseph A. Pardo
                                           Chairman of the Board





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